                                                                    EXHIBIT 11.1


                       COMPUTATION OF NET LOSS PER SHARE




                                                                    YEAR ENDED         YEAR ENDED          YEAR ENDED
                                                                    DECEMBER 31,       DECEMBER 31,        DECEMBER 31,
                                                                       1994               1995                1996
Primary and fully diluted:
     Weighted average common stock outstanding during the
          period...........................................         4,087,657          4,138,496           12,809,112
Effect of Common Stock equivalents issued subsequent to
          December 18, 1994 computed in accordance with the
          treasury stock method as required by the SEC (1).         5,019,901          5,019,913              834,362
                                                                  -----------        -----------         ------------
               Total.......................................         9,107,558          9,158,409           13,643,474
                                                                  ===========        ===========         ============
Net loss...................................................       $(1,326,429)       $(2,869,760)        $(10,199,330)
Less:  Accretion of Series A and Series B Redeemable
     Convertible Preferred Stock (2).......................                             (486,664)            (202,235)
Less:  Series B Redeemable Convertible Preferred Stock
     dividend requirement..................................                           (1,069,548)            (353,651)
                                                                  -----------        -----------         ------------
Net loss attributable to Common Stock and Common Stock
     equivalents...........................................       $(1,326,429)       $(4,425,972)        $(10,755,216)
                                                                  ===========        ===========         ============
Net loss per share of Common Stock.........................       $     (0.15)       $     (0.48)        $      (0.79)
                                                                  ===========        ===========         ============

(1) Pursuant to Securities and Exchange Commission Staff Accounting bulletin No. 83, Common Stock equivalents (including a portion of Series A Redeemable Convertible Preferred Stock and all of Series B Redeemable Convertible Preferred Stock) issued at prices equal to or below the initial public offering price per share ("cheap stock") during the twelve-month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.
(2) Amount represents the portion of the accretion related to Series A Redeemable Convertible Preferred Stock not treated as cheap stock.